Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm " in the Prospectus and Statement of Additional Information, each dated April 15, 2025, and each included in this Post-Effective Amendment No. 29 to the Registration Statement (Form N-4, File No. 333-176216) of Lincoln Life & Annuity Variable Annuity Account H (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 28, 2025, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (2) dated April 9, 2025, with respect to the financial statements of each of the subaccounts within Lincoln Life & Annuity Variable Annuity Account H, for the year ended December 31, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

April 15, 2025